Exhibit 10.03
AMENDMENT 6
TO
AMENDED AND RESTATED PLATINUM PLAN AGREEMENT (WITH INVOICE DISCOUNTING)
     This Amendment 6 (“Amendment”) dated March 28, 2006 is made to the AMENDED AND RESTATED PLATINUM PLAN AGREEMENT (WITH INVOICE DISCOUNTING) by and among IBM BELGIUM FINANCIAL SERVICES S.A., with a registered number of R.C. Brussels 451.673 with an address of Avenue du Bourget 42, BE- 1130 Brussels VAT BE 424300467 (“IBM GF” or “us”), Suppliers Distributors S.A. with a registered number of RC Liege 208795 with an address of Rue Louis Blériot 5, B-4460 Gráce-Hollogne, Belgium (“SDSA”), and Business Supplies Distributors Europe BV a Netherlands company registered in Maastricht with a Netherlands trade registration number of HR Maastricht 14062763 with an address of Dalderhaag 13, 6136 KM Sittard, The Netherlands (“BSDE”) (SDSA and BSDE collectively, “you”), PFS Web B.V. SPRL a company registered in The Netherlands, having the statutory seat in Amsterdam under the number 17109541, and having the administration and direction seat in Grace Hollogne, with a Belgian trade registration number of R.C. Liege 204162, VAT BE 466681054 (“PFS Web B.V. ”) (SDSA, BSDE and PFS Web B.V. collectively, the “Loan Parties”)
RECITALS:
     A. The Loan Parties and IBM GF have entered into that certain AMENDED AND RESTATED PLATINUM PLAN AGREEMENT (WITH INVOICE DISCOUNTING) dated as of March 29, 2002 (as amended and modified from time to time, the “Agreement”);
     B. The Loan Parties have requested and IBM GF has agreed to extend the Agreement for twelve months;
     C. The Loan Parties agree to certain financial covenants revisions by IBM GF; and
     D. The parties have agreed to modify the Agreement as more specifically set forth below, upon and subject to the terms and conditions set forth herein.
AGREEMENT
     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, IBM GF and the Loan Parties hereby agree as follows:
Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.
Section 2. Amendment. Subject to Section 4 hereof, the Agreement is hereby amended as follows:
     A. The Agreement is hereby amended as follows:
     (a) Section 1.1 is hereby amended by adding the following definition:
“Termination Date”: means March 31, 2007 or such other date as to which IBM GF and the Loan Parties may agree from time to time.
     (b) Section 8.2.7 is hereby amended by deleting it in its entirety and substituting, in lieu thereof, the following:

“ Financial Covenants
You agree to comply with the Financial Covenants, if any, set out in the relevant supplements or the Schedule. You also agree that you will not, without our consent, make any of the following payments (“Restricted Payments”) without our prior written consent (i) declare or pay any dividend (other than dividends payable solely in common stock of BSDE and/or SDSA and the aggregate amount of such dividends under this Agreement and the AIF does not cause you or Holdings to violate such Financial Covenants on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of BSDE and/or SDSA or any warrants, options or rights to purchase any such capital stock or Equity Interests, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of BSDE and/or SDSA ; or (ii) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of any Indebtedness (other than the Obligations)), except as permitted by the Amended and Restated Notes Payable Subordination Agreement. However, as long as you are not in violation with any such Financial Covenants prior to or subsequent to the following transactions, (i) BSDE may pay cash dividends to Supplies Distributors, Inc. up to an amount not to exceed BSDE’s liquidation value, and (ii) SDSA may pay cash dividends in an amount not to exceed 1,275,000 euros to Supplies Distributors, Inc. in fiscal year 2006.”
(c) Section 10.1 is hereby amended by deleting it in its entirety and substituting, in lieu thereof, the following:
“This Agreement will remain in force until the Termination Date. However following the occurrence of an Event of Default that we have not waived in writing we may by notice with immediate effect terminate this Agreement. Upon any termination of this Agreement we shall have all the rights and remedies set out in Clause 9.2 until the complete discharge of all the Loan Parties’ obligations to us. Any such termination shall not affect any right we have in relation to the IBM Reimbursables and IBM Receivables or the Receivables Rights and the Supplier Obligations and the Product Rights.
     B. The Schedule to the Agreement is hereby amended by deleting such Schedule in its entirety and substituting, in lieu thereof, the Schedule attached hereto. Such new Schedule shall be effective as of the date specified in the new Schedule. The changes contained in the new Schedule include, without limitation, the following:
Credit Line:      €12,500,000
VAT Receivables:      Deleted from Collateral Valuation
Prepayment Percentage:      (i) 80% of Eligible IBM Reimbursables (1) and (ii) 80% of Eligible IBM Receivables
Collateral Value of Stock-in-Trade: (A) 100% of paid for IBM Printing Systems Division inventory (other than (a) machines which IBM Printing Systems Division has declared obsolete at least 60 days prior to the date of determination and (b) service parts) which (i) we have purchased the associated Supplier Invoice from the Authorised Supplier on or after the Closing Date (ii) purchased directly from IBM prior to the Closing Date and not subject to retention of title, provided, however, we have a first priority security interest in such inventory, (iii) is repurchasable under a repurchase agreement with the Authorized Supplier and (iv) is secured and managed through a pledge with Disposition, with coverage percentage acceptable to us (such acceptable percentage to be determined by us within 60 days of the date this Schedule is executed)The value to be assigned to such inventory shall be based upon the Supplier Invoice net of all applicable credit notes.
Financial Covenant Definitions: Changed for net Profit After Tax, Revenue and Working Capital Turnover.
FINANCIAL COVENANTS
SDSA and BSDE will be required, on a consolidated basis, to maintain the following financial ratios, percentages and amounts on a year to date basis as of the last day of the fiscal period under review (quarterly and annually) by us and IBM Credit:

	Covenant	Covenant Requirement
(i)	Debt to Tangible Net Worth	Greater than Zero and Less than 7.0:1.0
(ii)	Net Profit after Tax to Revenue	Greater than 0.10 percent
(iii)	Working Capital Turnover (WCTO)	Greater than Zero and
Less than 43.0:1.0
PFSweb, Inc. will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review (quarterly and annually) by IBM Credit:

		Covenant
	Covenant	Requirement	Date as of
(i)	Minimum Tangible
	Net Worth	$18,000,000.00	03/31/06 and
			beyond
Section 3. Conditions of Effectiveness of Consent and Amendment. This Amendment shall have been authorized, executed and delivered by each of the parties hereto and IBM GF shall have received a copy of a fully executed Amendment.
Section 4. Representations and Warranties. Each Loan Party makes to IBM GF the following representations and warranties all of which are material and are made to induce IBM GF to enter into this Amendment.
Section 4.1 Accuracy and Completeness of Warranties and Representations. All representations made by the Loan Party in the Agreement were true and accurate and complete in every respect as of the date made, and, as amended by this Amendment, all representations made by the Loan Party in the Agreement are true, accurate and complete in every material respect as of the date hereof, and do not fail to disclose any material fact necessary to make representations not misleading.
Section 4.2 Violation of Other Agreements. The execution and delivery of this Amendment and the performance and observance of the covenants to be performed and observed hereunder do not violate or cause any Loan Party not to be in compliance with the terms of any agreement to which such Loan Party is a party.
Section 4.3 Litigation. Except as has been disclosed by the Loan Party to IBM GF in writing, there is no litigation, proceeding, investigation or labor dispute pending or threatened against any Loan Party, which, if adversely determined, would materially adversely affect the Loan Party’s ability to perform such Loan Party’s obligations under the Agreement and the other documents, instruments and agreements executed in connection therewith or pursuant hereto.

Section 4.4 Enforceability of Amendment. This Amendment has been duly authorized, executed and delivered by each Loan Party and is enforceable against each Loan Party in accordance with its terms.
Section 5. Ratification of Agreement. Except as specifically amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect. Each Loan Party hereby ratifies, confirms and agrees that the Agreement, as amended hereby, represents a valid and enforceable obligation of such Loan Party, and is not subject to any claims, offsets or defenses.
Section 6. Ratification of Guaranty. Each of Holdings, SDI, PFSweb and PFS hereby ratify and confirm their respective guaranties in favor of IBM GF and agree that such guaranties remain in full force and effect and that the term “Liabilities”, as used therein include, without limitation the indebtedness liabilities and obligations of SDSA and BSDE under the Agreement as amended hereby. SDI hereby ratifies and confirms its Notes Payable Subordination Agreement executed by SDI on March 29, 2002 and confirms such Notes Payable Subordination Agreement remains in full force and effect.
Section 7. Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws which govern the Agreement.
Section 8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement.
     IN WITNESS WHEREOF, each Loan Party has read this entire Amendment, and has caused its authorized representatives to execute this Amendment and has caused its corporate seal, if any, to be affixed hereto as of the date first written above.

IBM BELGIUM FINANCIAL SERVICES S.A.	SUPPLIERS DISTRIBUTORS S.A.

By:	By:

Print Name:	Print Name:

Title:	Title:

BUSINESS SUPPLIES DISTRIBUTORS EUROPE BV	PFS WEB B.V. SPRL

By:	By:

Print Name:	Print Name:

Title:	Title:

The following parties agree to Section 6 as applicable to them.

SUPPLIES DISTRIBUTORS, INC.	PRIORITY FULFILLMENT SERVICES, INC.

By:	By:

Print Name:	Print Name:

Title:	Title:

BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC

By:

Print Name:

Title:

Agreement for IBM Global Financing Platinum Plan
Invoice Discounting Schedule
Supplies Distributors S.A./Business Supplies Distributors Europe B.V.

Your Name	Supplies Distributors S.A. and Business Supplies Distributors Europe B.V.	Schedule Number	6

Your Number	SDSA — RC Liege 208795 BSDE — HR Maastricht 14062763	Effective date of Schedule	28 March 2006

Credit Limit	€ 12,500,000	Commencement Date	27 September 2001

No Charge Period	IBM 45 days	Prepayment Percentage	(i) 80% of Eligible IBM Reimbursables (1) (ii) 80% of Eligible IBM Receivables
Collateral Value of Stock-in-Trade
(A)	100% of paid for IBM Printing Sytems Division inventory (other than (a) machines which IBM Printing Systems Division has declared obsolete at least 60 days prior to the date of determination and (b) service parts) which (i) we have purchased the associated Supplier Invoice from the Authorised Supplier on or after the Closing Date (ii) purchased directly from IBM prior to the Closing Date and not subject to retention of title, provided, however, we have a first priority security interest in such inventory, (iii) is repurchasable under a repurchase agreement with the Authorized Supplier and (iv) is secured and managed through a pledge with Dispostion, with coverage percentage acceptable to us (such acceptable percentage to be determined by us within 60 days of the date this Schedule is executed)The value to be assigned to such inventory shall be based upon the Supplier Invoice net of all applicable credit notes.

(B)	IBM Ireland is added as Authorised Supplier as well as IBM Endicott and IBM Singapore

FINANCE CHARGES (2) Base Rate (3)	EURIBOR	REPORTING Audited Accounts (4)	90 days after fiscal year

Discount	Base Rate plus 1.5.%	Management (unaudited)	35 days after fiscal
Charge (5)		Accounts	calendar quarter

Default Rate Shortfall Fee	Base Rate plus 7% 0.30% of Shortfall Amount	Collateral Management Report Aged Creditor Report	10 days after calendar month 10 days after calendar month

Banking	Nil	Stock Report	10 days after calendar
Transfer			month
Charge

Service Fee per	N/A	Fixed Asset Register	10 days after calendar
Notification			month

Monthly	€1,500 plus VAT per	Surveys	A maximum of 4 times
Service Fee,	month		per year and not more
Set up Fee			than one per quarter

Survey Fee	€5,000 plus VAT per IBM GF survey	Financial Covenant Compliance Certificate from both SDSA and Holdings	45 days after fiscal period

Security Filing Fee	Any fees required as a result of Uniform Commercial Code filings in US in connection with Collateralised Guarantees granted by SDI, Holdings and PFS	Extended Credit Period	in 10 day increments up to 30 days

Unused Line	Equal to thirty seven and
Fee	one half (37.5) basis points times the weekly average unused portion of the Credit Line, accruable from the closing date and computed on the basis of a 360-day year, payable quarterly in arrears and upon the maturity or termination of the Credit Line

Extended	Base Rate plus 1.5%
Credit Charge

ADDITIONAL COLLATERAL

This Agreement
Stock Pledge Agreement among Supplies Distributors, Inc (“SDI”), and IBM GF, whereby SDI pledges 65% of its shares in SDSA and BSDE to IBM GF	Amended and Restated Stock Pledge

Liens: Charges: Pledges: Fixed and Floating Charge over all IBM inventory of SDSA and BSDE and Convention de Gage of SDSA to be registered at Commercial Court	As provided by us

Guarantees of payment of amounts due under the agreement.	Amended and Restated Collateralised Guarantees from PFS, Holdings, and SDI Amended and Restated Corporate Guaranty from PFSweb

Amended and Restated Notes Payable Subordination from SDI in respect of SDSA	As provided by us

Opinion of Counsel	a favourable opinion of counsel for Loan Parties (to be provided post closing) in substantially the form provided to you by us satisfactory to us and from counsel satisfactory to it;.

Certificate of Authority	a certificate of the secretary or an assistant secretary of each Loan Party as applicable, certifying that, among other items, (i) BSDE is duly organized under the laws of the Netherlands and is registered to conduct business in Belgium, (ii) SDSA and PFS Web B.V. are duly organized under the laws of the Kingdom of Belgium and registered to do business there (iii) true and complete copies of the articles of incorporation, or corresponding organizational documents, as applicable, and your by-laws are delivered therewith, together with all amendments and addenda thereto as in effect on the date thereof, (iv) the resolution as stated in the certificate is a true, accurate and compared copy of the resolution adopted by your Board of Directors authorizing the execution, delivery and performance of this Agreement and each other document executed and delivered in connection herewith, and (v) the names and true signatures of your officers authorized to sign this Agreement and the other documents;

Miscellaneous	• Listing of all creditors (if any) providing accounts receivable financing to you;
• A duly executed compliance certificate as to your compliance with the financial covenants set forth below as of the last fiscal month you have published financial statements;
• A copy of an all-risk insurance certificate pursuant to Clause 8.2.5 of the Agreement.

OTHER CONDITIONS
1. Valid and enforceable customary documentation for the Collateral provided by BSDE, SDSA and PFS Web B.V.
2. Any strategic changes in the structure of the group, significant management changes and/or any major changes in Capex/investment plans to be advised to IBM GF immediately.
3. Prepayments under the Platinum Plan are not to be used for early repayment of commercial loans.
4. The Financial Statements of SDSA and BSDA as of Closing Date in form and substance satisfactory to us in our sole discretion;
5. A certified copy of the current organization chart of Loan Parties;
6. Evidence satisfactory to us that UCC-1 statements have been filed against SDI, Holdings and PFS with IBM GF as the Lien holder;
7. IBM Credit is satisfied that all conditions precedent in accordance with the AIF have been met; and
8. Liquidation of BSD Europe B.V. is approved on terms that SDSA acknowledges that it will remain liable solely for all obligations owed or be come owing by both entities currently under this Agreement.
FINANCIAL COVENANTS
SDSA and BSDE will be required, on a consolidated basis, to maintain the following financial ratios, percentages and amounts on a year to date basis as of the last day of the fiscal period under review (quarterly and annually) by us and IBM Credit:

	Covenant	Covenant Requirement
(i)	Debt to Tangible Net Worth	Greater than Zero and Less than 7.0:1.0
(ii)	Net Profit after Tax to Revenue	Greater than 0.10 percent
(iii)	Working Capital Turnover (WCTO)	Greater than Zero and Less than 43.0:1.0
PFSweb, Inc. will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review ( quarterly and annually) by IBM Credit:

	Covenant	Covenant Requirement
(v)	Tangible Net Worth	Greater than $18,000,000.00 for period
ending 03/31/06 and beyond.
FINANCIAL COVENANT DEFINITIONS
The following terms shall have the following respective meanings in this Schedule. All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).
“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss), after taxes, of SDSA and BSDE on a consolidated basis for such period determined in accordance with GAAP.
“Current” shall mean within the ongoing twelve-month period.
“Current Assets” shall mean assets that are cash or expected to become cash within the ongoing twelve months.

“Current Liabilities” shall mean payment obligations resulting from past or current transactions that require settlement within the ongoing twelve-month period. All indebtedness to IBM GF shall be considered a Current Liability for purposes of determining compliance with the Financial Covenants.
“Debt” shall mean all liabilities or obligations to pay another person/company a certain amount at a specified date excluding subordinated debt.
“Long Term” shall mean beyond the ongoing twelve-month period.
“Long Term Assets” shall mean assets that take longer than a year to be converted to cash. They are divided into four categories: tangible assets, investments, intangibles and other.
“Long Term Debt” shall mean payment obligations of indebtedness which mature more than twelve months from the date of determination, or mature within twelve months from such date but are renewable or extendible at the option of the debtor to a date more than twelve months from the date of determination.
“Net Profit after Tax” shall mean Revenue plus all other income, minus all costs (excluding amortization of good will), including applicable taxes, excluding currency adjustments for each period (other than for annual periods to the extent required by GAAP).
“Revenue” shall mean the monetary expression of the aggregate of products or services transferred by an enterprise to its customers (excluding intercompany transactions) for which said customers have paid or are obligated to pay, plus other income as allowed.
“Subordinated Debt” shall mean SDSA’s indebtedness to third parties as evidenced by an executed Notes Payable Subordination Agreement in favor of IBM GF (all Subordinated Debt shall not be considered Current Liabilities).
“Tangible Net Worth” shall mean Total Net Worth minus goodwill
“Total Assets” shall mean the total of Current Assets and Long Term Assets.
“Total Liabilities” shall mean the Current Liabilities and Long Term Debt less Subordinated Debt, resulting from past or current transactions, that require settlement in the future.
“Total Net Worth” (the amount of owner’s or stockholder’s ownership in an enterprise) is equal to Total Assets minus Total Liabilities.
“Working Capital” shall mean Current Assets minus Current Liabilities.
“Working Capital Turnover (WCTO)” shall mean annualised Revenue divided by Working Capital.

Addresses
Pursuant to Clause 11.9 of the Agreement, the following are the addresses of the parties to the Agreement:

(i) if to IBM GF:	(ii) if to SDSA:

IBM Belgium Financial Services S.A. Avenue du Bourget , BE- 42 1130 Brussels VAT BE 424300467	Supplies Distributors S.A. Rue Louis Blériot 5 B-4460 Gráce-Hollogne Belgium
:

(iii) if to BSDE:	(iv) if to PFS Web B.V.

Business Supplies Distributors Europe BV Markt 28, 6211 CF Maastricht The Nederlands	PFS Web B.V. SPRL c/o SDSA
Footnotes:

(1)	The maximum value for collateral representing IBM Reimbursables is €2 million.

(2)	All charges are exclusive of any taxes and duties. You agree to pay all applicable taxes and duties.

(3)	“EURIBOR”, is the one month rate for Euros determined by the Banking Federation of the European Union appearing on Reuters page 01 at or about 11:00 am (Central European Time) on the relevant day. “Reuters page 01” means the display designated as “Page 01” on the Reuters Service (or such other page as may replace Page 01 on that service or such other service as may replace it). On the first Business Day of a calendar month the Base Rate will be changed to EURIBOR appearing for the last Business Day of the previous calendar month. If at any time, EURIBOR changes by 0.25% or more, the Base Rate will be changed by the same amount on the day of such change or the next following Business Day. Charges accruing from day to day will be calculated on the basis of a year of 360 days and the actual number of days elapsed. If the Due Date for payment in Euros is not a day on which settlement in Euros can be effected, the payment will be made on the preceding Business Day on which settlement can be effected.

(4)	Audited Accounts within 90 days of fiscal year end. Revised business plans/budgets will also be required at this time to enable an annual facility and covenant review to be effected by us

By signing below all parties accept the terms of the Schedule. This Schedule amends and replaces any Schedule issued and/or dated previously to this one.

Signed on behalf of	Signed on behalf of

SUPPLIES DISTRIBUTORS S.A.	IBM BELGIUM FINANCIAL SERVICES S.A.

TVA BE 475.286.142	TVA BE 424.300.467

Signed:	Signed:

By Name:	By Name:

Title:	Title:

Signature:	Signature:

Date:	Date:

BUSINESS SUPPLIES DISTRIBUTORS	PFS WEB B.V. SPRL
EUROPE BV

Signed:	Signed:

By Name:	By Name:

Title:	Title:

Signature:	Signature:

Date:	Date: